Exhibit 10.1
April 21, 2008
David R. Hathaway, MD
7250 Rosencrans Way
San Jose, CA 95139
Dear Dr. Hathaway:
We are pleased to offer you a position with HeartWare, Inc. (the “Company”) on the terms and conditions set forth below:
1. Position. Your title will be Chief Medical Officer. As such, you will be responsible, among other things, for managing the overall Clinical and Regulatory department. Responsibilities include establishing clinical and regulatory strategies, recruitment, administration, and management of staff, budgets and vendors associated with clinical and regulatory functions. Formulate and implement policies and procedures, and participate in all facets of strategic and operational decision making pertaining to the clinical and regulatory affairs. Oversight of all medical issues related to product development, clinical trial data, post commercial complaints, data presentation and medical journal publications. You shall report directly to the Chief Executive Officer of the Company, and shall provide such other services as may be requested by the Chief Executive Officer or the Board of Directors of the Company, consistent with your position with the Company. Your usual place of business will be at the Company’s office in Framingham, Massachusetts. You understand and agree that the Company may from time to time require you to travel to and work at other locations.
2. Compensation. Your base salary (“Base Salary”) shall be at the annual rate of $250,000 (two hundred fifty thousand dollars), payable in accordance with the Company’s payroll policies as from time to time in effect. Your Base Salary will be reviewed annually by the Board of Directors and may be increased by the Board in its discretion. In addition, you will receive a one-off bonus of $25,000 (twenty five thousand dollars), payable within 60 days of your commencement provided you continue to be employed by the Company at that date.
3. Vacation, Insurance and Benefits; Expenses.
(a) You shall be entitled to all legal holidays recognized by the Company, and twenty (20) days of paid vacation per annum. Any unused vacation shall be subject to Company policy as from time to time in effect. Vacation days for the first fiscal year of your employment will be prorated.

(b) You shall be eligible for participation in any health, dental, and other insurance plans that may be established and maintained by the Company from time to time for its employees of your level, all as determined by the Company’s Board of Directors in its sole discretion. You shall also be entitled to participate in any employee benefit programs that the Company’s Board of Directors may establish for Company employees generally, including but not limited to health insurance, 401k Plan and stock purchase or option plans.
(c) The Company shall reimburse you for all usual and ordinary business expenses incurred by you in the scope of your employment hereunder in accordance with the Company’s expense reimbursement policy as from time to time in effect.
(d) The Company shall reimburse you for reasonable expenses of relocating yourself and your family to Boston provided that such costs are pre-approved by the Chief Executive Officer.
(e) You shall be eligible to participate in any discretionary bonus scheme as determined by the Company from time to time.
4. Stock Options. Within 90 days of commencement of your employment, the Company shall recommend to the Board of Directors that you be granted options to purchase up to an aggregate of 1,300,000 (one million three hundred thousand) ordinary shares of HeartWare Limited (the “Option Shares”) under the HeartWare Limited Employee Share Option (“ESOP”), an Australian corporation that is the parent company of the Company (the “Parent”). The exercise price for such Option Shares shall be determined by the Board of Directors at or about the date of such grant. Twenty-five percent (25%) of the Option Shares shall vest on the 12-month anniversary of the grant date, and the balance vesting in three (3) equal annual installments thereafter, so long as you continue to be employed by the Company and subject to the terms and conditions of the rules of the ESOP.
5. Employment.
(a) This letter agreement describes the compensation and benefits that you are entitled to receive for so long as you remain employed by the Company, but is not a contract or guarantee of employment for any particular period of time. Subject to clause 5(c) below, you are free to terminate your employment at any time for any reason by providing three (3) months’ prior notice in writing to the Company or the Chief Executive Officer (as the case may be) and the Company is free to terminate your employment at any time for any reason by providing you with three (3) months notice in writing unless the termination is for “cause” (as defined in clause (c) below) or if termination occurs within the first 6 months of employment in which case the Company shall not be required to provide notice. Without limiting the generality of this Section 5(a), you understand that there will be an employee review at the end of the initial 90 days of your employment in order to assess your performance as of such date.
(b) Should your employment with the Company terminate for any reason, you shall be entitled to receive only the pro rata portion of your base salary through the date of your termination, together with such other compensation or benefits to which you may be entitled by law or under the terms of the Company’s compensation and benefit plans then in effect. Without limiting the above, the Company may, at its sole discretion, substitute payment in lieu of any or all of any period of notice of termination. Such payment shall be calculated at the rate of your Base Salary immediately prior to the termination.

(c) Without limiting the above, the Company may at anytime immediately terminate your employment for cause if:
(i) You are convicted of any offence which is punishable by imprisonment, or commit and are convicted of any other act of dishonesty, fraud or misrepresentation or, in any such case, you admit in writing your culpability therefore;
(ii) Any proceeding under bankruptcy or insolvency laws are brought by or against you (and not dismissed within 60 days) or if a receiver is appointed to or applied for by you;
(iii) You commit any act which, in the reasonable opinion of the Board, brings you into disrepute or otherwise adversely and materially affects the interest of the Company, including its reputation; or
(iv) You commit a breach of your obligations under this letter agreement which continues unremedied for 20 days after written notice of that breach has been given to you.
6. Proprietary Information. Both during and after your employment with the Company, you will treat all proprietary or other confidential information as strictly confidential. Further, you agree to sign and comply with the terms and conditions of the enclosed Employee Confidentiality, Inventions, Non-competition and Non-solicitation Agreement. This offer of employment is contingent upon your signing that Agreement.
7. Federal Employment Law. Please note that Federal law requires you to provide the Company with documentation of your eligibility to work in the United States. Accordingly, this offer is further conditioned upon your providing such documentation to the Company within three business days after the Commencement Date.
8. Prior Employers. By accepting this offer of employment, you are representing that you are not party to any agreement with any prior employer that prevents your working for the Company or that would prevent you from performing your assigned duties for the Company.
To indicate your acceptance of our offer, please sign and return the following to me no later than April 24, 2008:
•	One copy of this letter, and

•	one copy of the Company’s standard Proprietary Information, Confidentiality, and Inventions Assignment Agreement, the form of which is annexed hereto as Exhibit A.
If we do not receive your signed copy of this letter by April 24, 2008, this offer shall be null and void and of no further force or effect.

Sincerely, HEARTWARE, INC.
By:	/s/ Douglas Godshall
	Name:	Douglas Godshall
	Title:	President & CEO

Agreed to and accepted:

/s/ David Hathaway

David Hathaway, M.D.

Dated:	April 23, 2008

Exhibit A
Form of Proprietary Information, Confidentiality, and Inventions Assignment Agreement

3351 Executive Way Miramar, FL 33025 T: 954-874-1400 F: 954-874-1401